Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNRISE PROPERTY ASSOCIATES, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of SUNRISE PROPERTY ASSOCIATES, LLC (the “Company”), is entered into by SUNRISE ASSOCIATES, a California general partnership, as the sole equity member (the “Member”), and BONNIE L. BECHTOL as the Springing Member (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Member and the Springing Member hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is SUNRISE PROPERTY ASSOCIATES, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 14524 Lodestar Drive, Grass Valley, California 95949, or such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 5. Members.

(a) The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(d), the Member may act by written consent.

(c) The Member shall at all times cause there to be a Person bound by this Agreement as Springing Member, to be admitted as the Special Member and to comply with Section 5(d).

(d) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), BONNIE L. BECHTOL (or such other Person as designated by the Member) (the “Springing Member”) shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as a member of the Company, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as a Special Member shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member pursuant to this Section 5(d), the Springing Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as a Special Member, the Springing Member shall not be a member of the Company.

Section 6. Certificates.

ALEX STEINBERG is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in California and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purpose.

(a) The nature of the business and of the purposes to be conducted and promoted by the Company, is to engage solely in the following activities:

(i)	To acquire from KW FUND I – CARLSBAD I, L.P., a Delaware limited partnership, an undivided interest in certain parcels of real property, together with all improvements located thereon, at 2381 Faraday Avenue and 2386 Faraday Avenue, Carlsbad, California, commonly known s One Carlsbad Research Center (the “Property”).

(ii)	To own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property.

(iii)	To exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

(b) The Company is hereby authorized to execute, deliver and perform, and the Member on behalf of the Company is hereby authorized to execute and deliver, the Loan Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into other agreements on behalf of the Company.

Section 8. Powers.

Subject to Section 9(d), the Company, and the Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Subject to Section 9(d), the business and affairs of the Company shall be managed by or under the direction of the Member.

(b) Powers. Subject to Section 9(d), the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9, the Member has the authority to bind the Company. When acting on matters, notwithstanding that the Company is not then insolvent, the Member shall, to the fullest extent permitted by law (including Section 18-1101(c) of the Act) take into account the interest of the Company’s creditors, as well as those of the Member.

(c) Member as Agent. To the extent of its powers set forth in this Agreement and subject to Section 9(d), the Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d) Limitations on the Company’s Activities.

(i)	This Section 9(d) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Member shall not, so long as any mortgage hen in favor of Lender (the “First Mortgage”) exists on any portion of the Property, materially amend, alter, change or repeal any portion of this Agreement unless the Lender Condition is satisfied. Subject to this Section 9(d), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)	For so long as the First Mortgage exists on any portion of the Property, (a) the Company shall not incur, assume, or guaranty any indebtedness other than indebtedness necessary to acquire, operate and maintain the Property; (b) the Company shall not, to the fullest extent permitted by law, dissolve or liquidate, or consolidate or merge with or into any other entity, or convey or transfer its properties and assets substantially as an entirety or transfer any of its beneficial interests to any entity.

(iv)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, or any other Person, for so long as any portion of the First Mortgage exists on any portion of the Property, neither the Member nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member, to take any Material Action.

(v)	For so long as the First Mortgage exists on any portion of the Property, in order to preserve and ensure its separate and distinct identity, in addition to the other provisions set forth in this Agreement, the Company shall conduct its affairs in accordance with the following provisions:

(A)	It shall establish and maintain an office through which its business shall be conducted separate and apart from that of the Member and any Affiliate and shall allocate fairly and reasonably any overhead for shared office space.

(B)	It shall maintain records and books of account separate from those of the Member and any Affiliate.

(C)	It shall observe all limited liability company formalities.

(D)	It shall not commingle assets with those of the Member or any Affiliate.

(E)	It shall conduct its own business in its own name.

(F)	It shall maintain financial statements separate from the Member and any Affiliate.

(G)	It shall pay any liabilities out of its own funds, including salaries of any employees, not funds of the Member and any Affiliate.

(H)	It shall maintain an arm’s length relationship with the Member and any Affiliate.

(I)	It shall not guarantee or become obligated for the debts of any other entity, including the Member or any Affiliate, or hold out its credit as being available to satisfy the obligations of others.

(J)	It shall use stationery, invoices and checks separate from the Member and any Affiliate.

(K)	It shall not pledge its assets for the benefit of any other entity, including the Member or any Affiliate.

(L)	It shall hold itself out as an entity separate from the Member and any Affiliate.

(M)	It shall not, except as contemplated or permitted by the Loan Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Failure of the Company, or the Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

Section 10. Intentionally Omitted.

Section 11. Intentionally Omitted.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Special Member of the Company.

Section 13. Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 5(d), the Special Member shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Loan Document.

Section 17. Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18. Intentionally Omitted.

Section 19. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member and the Special Member and any Affiliate of the Member or the Special Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Member nor the Special Member nor any officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Loan Documents.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are, to the fullest extent permitted by law, agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding any provision of this Agreement to the contrary, any indemnification of the Member shall be fully subordinated to any obligations respecting the Property (including, without limitation, the Obligations) and such indemnification shall not constitute a claim against the Company in the event that cash flow in excess of amounts necessary to pay holders of such obligations is insufficient to pay such obligations

(g) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 23, the transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Loan Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22. Resignation.

So long as any Obligation is outstanding, the Member may not resign, except as permitted under the Loan Documents and if the Lender Condition is satisfied. If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company unless the Lender Condition is satisfied.

Section 24. Dissolution.

(a) Subject to Section 9 (d), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; provided, however, that for so long as any Obligation remains outstanding, the Company shall not, to the fullest extent permitted by law, liquidate the Property without satisfying the Lender Condition. The Lender may continue to exercise all of its rights under the existing security agreements or mortgages until the debt underlying the First Mortgage and any other Obligations have been paid in full or otherwise completely discharged.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments.

Subject to Section 9(d), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Lender Condition is satisfied except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the Loan Documents.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on December 2, 2005.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 22nd day of December, 2005.

MEMBER:

SUNRISE ASSOCIATES, a California general partnership

By:	/s/ Thomas K. Armstrong
Name: Thomas K. Armstrong
Title: Managing General Partner

SPRINGING MEMBER:

/s/ Bonnie L. Bechtol
Name: Bonnie L. Bechtol

S-1

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means any Person controlling or controlled by or under common control with the Company including, without limitation (i) any Person who has a familial relationship, by blood, marriage or otherwise with any partner or employee of the Company, or any affiliate thereof and (ii) any Person which receives compensation for administrative, legal or accounting services from the Company, or any affiliate. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 2, 2005, as amended or amended and restated from time to time.

“Company” means SUNRISE PROPERTY ASSOCIATES, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“First Mortgage” has the meaning set forth in Section 9(d)(ii).

“Lender” means WACHOVIA NATIONAL BANK, NATIONAL ASSOCIATION, and its successors and assigns.

“Lender Condition” means with respect to any action taken at any time while any Obligation is outstanding that the Lender shall have consented in writing prior to the taking of such action.

“Loan Documents” means any and all documents and certificates contemplated by or delivered in connection with (i) the loan from Lender to KW FUND I – CARLSBAD I, L.P., a Delaware limited partnership in the original principal amount of $15,400,000 as evidenced by that certain Promissory Note dated March 23, 2005, payable by KW FUND I – CARLSBAD I, L.P. to WACHOVIA NATIONAL BANK, NATIONAL ASSOCIATION, as assigned to Lender and (ii) the assumption of such loan by the Company pursuant to that certain Loan Assumption and Reaffirmation Agreement dated January 30, 2006, between Lender, KW FUND I – CARLSBAD I, L.P., the Company and the other parties named therein and that certain Allonge to Note, Consent and Subordination of Property Management Agreement, and Post Closing Agreement executed by the Company.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means SUNRISE ASSOCIATES, a California general partnership, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member or the Springing Member.

“Obligation” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Loan Documents or any related document in effect as of any date of determination, including without limitation the First Mortgage.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Property” has the meaning set forth in Section 7(a)(i).

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(d), the Springing Member, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Springing Member” has the meaning set forth in Section 5(d).

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not. affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest
Sunrise Associates, a California general partnership	14524 Lodestar Drive Grass Valley, CA 95949	$4,900,000	100%

B-1

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNRISE PROPERTY ASSOCIATES, LLC

This Amendment No. 1 (this “Amendment”) to Limited Liability Company Agreement of Sunrise Property Associates, LLC (the “Company”), dated as of December 22, 2005 (the “LLC Agreement”), is dated as of September 30, 2010. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

WHEREAS, pursuant to the provisions of the LLC Agreement, Sunrise Associates, a California general partnership (the “Old Member”), as the sole member of the Company, may amend the LLC Agreement in writing, subject to satisfaction of the Lender Condition;

WHEREAS, the Old Member desires to (i) assign 100% of the membership interests of the Company to KW Sunrise Carlsbad, LLC, a Delaware limited liability company (the “New Member”), (ii) cause the admission of the New Member as a member of the Company simultaneous with the resignation of the Old Member as a member of the Company and (iii) cause the admission of John Prabhu as the Springing Member (as defined in the LLC Agreement) of the Company simultaneous with the resignation of Bonnie L. Bechtol as the Springing Member of the Company;

WHEREAS, the New Member desires to assume 100% of the membership interests of the Company from the Old Member and be admitted as a member of the Company, and will (i) enter into an assignment and assumption agreement with the Old Member in order to effect such assumption and (ii) execute a joinder to the LLC Agreement in a form acceptable to the Company in order to effect such admission; and

WHEREAS, Lender has consented to the taking of such actions.

NOW, THEREFORE, the LLC Agreement shall be amended as follows:

1. Amendments.

(a) All occurrences of “Bonnie L. Bechtol” in the LLC Agreement are hereby deleted and replaced with “John Prabhu.” All references to the Springing Member shall be deemed to refer to John Prabhu.

(b) Schedule B to the LLC agreement is hereby deleted and replaced in its entirety with Schedule B hereto.

2. Miscellaneous. Except as expressly amended hereby, the LLC Agreement shall remain in full force and effect in accordance with the terms thereof. All- references in the LLC Agreement to “this Agreement” shall be deemed to refer to the LLC Agreement as amended by this Amendment.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original of this Amendment and all of which together shall constitute one in the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Amendment as of the date first above written.

OLD MEMBER:

SUNRISE ASSOCIATES, a California general partnership

By:	/s/ Thomas Armstrong
Name: Thomas Armstrong
Title: Authorized Person

By:	/s/ Martin A. Kovacevich
Name: Martin A. Kovacevich
Title: Authorized Person

NEW MEMBER:

KW SUNRISE CARLSBAD, LLC, a Delaware limited liability company

By: SUNRISE ASSOCIATES, a California general partnership, its manager

By:	/s/ Thomas Armstrong
Name: Thomas Armstrong
Title: Authorized Person

By:	/s/ Martin A. Kovacevich
Name: Martin A. Kovacevich
Title: Authorized Person

SPRINGING MEMBER:

/s/ John Prabhu
John Prabhu, an individual

Signature Page to Amendment No. 1 to SPA LLC Agreement

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution		Limited Liability Company Interest
KW Sunrise Carlsbad, LLC, a Delaware limited liability company	9701 Wilshire Blvd., Suite 700 Beverly Hills, CA 90212	$4,900,000	*	100%

*	This capital contribution was made by KW Sunrise Carlsbad, LLC’s predecessor in interest, Sunrise Associates, a California general partnership.